Exhibit 99.1

Stran & Company Reports 28.7% Increase in Sales
and Achieves Profitability for the 2023 Fiscal Year

Benefitting from Increased Operating Efficiency and Economies of Scale, Evidenced by 156% Year-Over-Year Increase in Operating Income for the Fourth Quarter of 2023

Reports Net Earnings of $883,000 for the Fourth Quarter of 2023

Conference call to be held today at 10:00 AM ET

Quincy, MA / March 28, 2024 / Stran & Company, Inc. (“Stran” or the “Company”) (NASDAQ: SWAG) (NASDAQ: SWAGW), a leading outsourced marketing solutions provider that leverages its promotional products and loyalty incentive expertise, today provided a business update and reported financial results for the year ended December 31, 2023.

Andy Shape, President and CEO of Stran, commented, “We made meaningful progress throughout 2023, resulting in record sales of approximately $75.9 million, a 28.7% increase over the prior year. Additionally, our gross profit increased 50.2% to approximately $24.9 million, with our gross margin increasing to 32.8% compared to 28.1% for 2022, while achieving profitability for the full year. We also saw impressive results for the fourth quarter of 2023 where our sales increased by 27.5% to a quarterly record of approximately $23.3 million, our gross profit increased by 63.5% to approximately $8.7 million, and our gross margin increased to 37.4%, compared to 29.2% for the same period last year. Our fourth quarter results also demonstrate the operating leverage we are gaining, evidenced by a 156.1% increase to approximately $1.1 million in operating income as well as $883,000 of net earnings for the fourth quarter of 2023. Moreover, we are proud to have realized a 16.6% increase in organic sales for 2023. We believe these achievements highlight our robust competitive position, expanding market presence, growth within existing client relationships, and the addition of a number of new first-class customers.”

“During the year, we closed the T R Miller Co., Inc. (“T R Miller”) assets acquisition, which was our fourth acquisition within less than two years, following assets acquisitions from G.A.P. Promotions, LLC (“G.A.P. Promotions”), Trend Promotional Marketing Corporation (d/b/a Trend Brand Solutions) (“Trend Brand Solutions”), and Premier Business Services (“Premier NYC”). Each acquisition has delivered crucial strategic benefits to Stran and our operations, including the expansion of our geographic reach, bolstering our warehousing and manufacturing capabilities, and attracting esteemed clients to our already impressive portfolio. While we continue to actively explore M&A opportunities as they emerge, our primary focus is on nurturing our organic growth and optimizing the benefits of our existing acquisitions. In addition, our improved sales and marketing initiatives, including more targeted SEO and demand generation combined with an expanded sales leadership team, are having a positive effect on our contract pipeline.”

“Overall, we have preserved a strong balance sheet with approximately $18.5 million in cash and investments as of December 31, 2023. We are very proud of the achievements we’ve accomplished thus far, including profitability, securing new contracts, and raising Stran’s visibility. Most importantly, we are beginning to realize greater efficiency and economies of scale that will continue to enhance our profitability. We eagerly anticipate further benefits from our growth initiatives and look forward to sharing additional updates with shareholders as they unfold.”

Financial Results

Fourth Quarter 2023 Results

Sales increased 27.5% to approximately $23.3 million for the three months ended December 31, 2023, from approximately $18.3 million for the three months ended December 31, 2022, resulting in the highest quarterly sales in the Company’s history. As in many previous years, our net sales and profits were impacted by the holiday selling season. The increase was primarily due to increased sales and marketing as well as the acquisitions of the assets of Premier NYC in December 2022 and T R Miller in June 2023.

Gross profit increased 63.5% to approximately $8.7 million, or 37.4% of sales, for the three months ended December 31, 2023, from approximately $5.3 million, or 29.2% of sales, for the three months ended December 31, 2022. The increase in the dollar amount of gross profit was due to increased sales, partially offset by an increase in purchasing costs.

Net earnings for the three months ended December 31, 2023 was approximately $0.8 million compared to net earnings of approximately $0.9 million for the three months ended December 31, 2022. This decrease was primarily due to tax provisions and increased operating expenses.

Full Year 2023 Results

Sales increased 28.7% to approximately $75.9 million for the year ended December 31, 2023, from approximately $59.0 million for the year ended December 31, 2022. The increase was primarily due to higher spending from existing clients as well as business from new customers. Additionally, the acquisitions of the G.A.P. Promotions assets in January 2022, the Trend Brand Solutions assets in August 2022, the Premier NYC assets in December 2022, and the T R Miller assets in June 2023 accounted for approximately $14.7 million, or 19.4%, of sales, for 2023, compared to approximately $6.5 million, or 11.0%, of sales for 2022. Recurring organic sales, defined as sales excluding revenue from the acquisitions of the assets of each of G.A.P. Promotions, Trend Brand Solutions, Premier NYC, and T R Miller, increased 16.6%, or approximately $8.7 million, to $61.2 million for the year ended December 31, 2023, from approximately $52.5 million for the year ended December 31, 2022.

Gross profit increased 50.2% to approximately $24.9 million, or 32.8% of sales, for the year ended December 31, 2023, from approximately $16.6 million, or 28.1% of sales, for the year ended December 31, 2022. The increase in the dollar amount of gross profit was due to increased sales, partially offset by an increase in purchasing and freight costs.

Net earnings for the year ended December 31, 2023 was approximately $35,000, compared to a net loss of $778,000 for the year ended December 31, 2022. This change was primarily due to the increase in sales during 2023 from the acquisition of the assets of each of G.A.P. Promotions, Trend Brand Solutions, Premier NYC, and T R Miller, and the increase of recurring organic sales during 2023 compared to 2022. These factors were partially offset by an increase in operating expenses and increase in purchasing costs.

Conference Call

The Company will host a conference call at 10:00 A.M. Eastern Time today to discuss the Company’s financial results for the fourth fiscal quarter and fiscal year ended December 31, 2023, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll free 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and using entry code: 730645. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2855/50019 or on the Company’s Investors section of the website: ir.stran.com/news-events/ir-calendar.

A webcast replay will be available on the Investor Relations section of the Company’s website (ir.stran.com/news-events/ir-calendar) through March 28, 2025. A telephone replay of the call will be available approximately one hour following the call, through April 11, 2024, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering conference ID: 50019.

About Stran

For over 28 years, Stran has grown to become a leader in the promotional products industry, specializing in complex marketing programs to help recognize the value of promotional products, branded merchandise, and loyalty incentive programs as a tool to drive awareness, build brands and impact sales. Stran is the chosen promotional programs manager of many Fortune 500 companies, across a variety of industries, to execute their promotional marketing, loyalty and incentive, sponsorship activation, recruitment, retention, and wellness campaigns. Stran provides world-class customer service and utilizes cutting-edge technology, including efficient ordering and logistics technology to provide order processing, warehousing and fulfillment functions. The Company’s mission is to develop long-term relationships with its clients, enabling them to connect with both their customers and employees in order to build lasting brand loyalty. Additional information about the Company is available at: www.stran.com.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s periodic reports which are filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Contacts:

Investor Relations Contact:

Crescendo Communications, LLC

Tel: (212) 671-1021

SWAG@crescendo-ir.com

Press Contact:

Howie Turkenkopf
press@stran.com

BALANCE SHEETS

	December 31,	December 31,
	2023	2022

ASSETS
CURRENT ASSETS:
Cash & Cash Equivalents	$7,988,803	$15,253,756
Investments	10,463,799	9,779,355
Accounts Receivable, Net	20,465,564	14,442,626
Deferred Income Taxes	841,000	841,000
Inventory	6,639,358	6,867,564
Prepaid Corporate Taxes	16,800	87,459
Prepaid Expenses	952,691	386,884
Deposits	1,717,444	910,486
	49,085,459	48,569,130

PROPERTY AND EQUIPMENT, NET:	1,520,933	1,000,090

OTHER ASSETS:
Intangible Assets - Customer Lists, Net	9,659,481	6,272,205
Right of Use Asset - Office Leases	1,335,653	784,683
	10,995,134	7,056,888
	$61,601,526	$56,626,108

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Current Portion of Contingent Earn-Out Liabilities	$2,870,274	$1,809,874
Current Portion of Lease Liability	527,548	324,594
Accounts Payable and Accrued Expenses	4,316,198	4,051,657
Accrued Payroll and Related	2,563,238	608,589
Unearned Revenue	5,171,479	633,148
Rewards Program Liability	875,000	6,000,000
Sales Tax Payable	343,944	365,303
Note Payable - Wildman	-	162,358
	16,667,681	13,955,523

LONG-TERM LIABILITIES:
Long-Term Contingent Earn-Out Liabilities	4,586,765	2,845,944
Long-Term Lease Liability	797,558	460,089
	5,384,323	3,306,033

STOCKHOLDERS’ EQUITY:
Common Stock, $.0001 Par Value; 300,000,000 Shares Authorized, 18,534,073 and 18,475,521 Shares Issued and Outstanding as of December 31, 2023 and December 31, 2022, respectively	1,854	1,848
Additional Paid-In Capital	38,429,057	38,279,151
Retained Earnings	1,118,611	1,083,553
	39,549,522	39,364,552
	$61,601,526	$56,626,108

STATEMENTS OF EARNINGS (LOSS) AND RETAINED EARNINGS

THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2023 AND 2022

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	Twelve Months Ended December 31, 2023	Twelve Months Ended December 31, 2022
	(Unaudited)	(Unaudited)

SALES	$23,344,183	$18,310,908	$75,893,871	$58,953,467

COST OF SALES:
Purchases	12,962,024	11,548,916	45,399,202	37,391,939
Freight	1,642,901	1,418,024	5,613,169	4,991,854
	14,604,925	12,966,940	51,012,371	42,383,793

GROSS PROFIT	8,739,258	5,343,968	24,881,500	16,569,674

OPERATING EXPENSES:
General and Administrative Expenses	7,660,067	4,922,595	26,030,030	18,075,369
	7,660,067	4,922,595	26,030,030	18,075,369

EARNINGS (LOSS) FROM OPERATIONS	1,079,191	421,373	(1,148,530)	(1,505,695)

OTHER INCOME AND (EXPENSE):
Other Income (Expense)	61,325	20,383	375,063	112,507
Interest Income (Expense)	102,972	103,803	570,387	94,680
Unrealized Gain (Loss) on Short-Term Investments	135,235	51,994	269,587	(179,120)
	299,532	176,180	1,215,037	28,067

EARNINGS (LOSS) BEFORE INCOME TAXES	1,378,723	597,553	66,507	(1,477,628)

PROVISION FOR INCOME TAXES	495,406	(305,415)	31,449	(699,187)

NET EARNINGS (LOSS)	883,317	902,968	35,058	(778,441)

NET EARNINGS PER COMMON SHARE
Basic	$0.05	$0.05	$0.00	$(0.04)
Diluted	$0.03	$0.03	$0.00	$(0.04)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	18,528,074	19,202,619	18,519,615	19,202,619
Diluted	29,461,665	29,668,865	29,453,206	19,202,619

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